Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

REPLIGEN ANNOUNCES CEO TRANSITION PLAN

Tony J. Hunt to Transition from Chief Executive Officer to Executive Chair, Olivier Loeillot Appointed to Role of President and Chief Executive Officer, Effective September 1, 2024

WALTHAM, Mass., June 13, 2024 — Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today announced that its Board of Directors (“Board”) has approved the planned transition of Tony J. Hunt from Chief Executive Officer (“CEO”) to Executive Chair, effective September 1, 2024. The Company’s Board has appointed Olivier Loeillot to succeed Mr. Hunt in the role of President and CEO, also effective September 1, 2024. At the same time, Mr. Loeillot, who joined the Company in October 2023 as President and Chief Commercial Officer, will join the Repligen Board, while current Board Chair Karen A. Dawes will assume the role of Lead Independent Director.

Mr. Hunt has served as Chief Executive Officer and a member of the Company’s Board of Directors since May 2015, successfully leading the Company to innovation leadership in bioprocessing. Under his direction, the Company has enjoyed consistent above-industry growth through disciplined acquisitions (M&A), internal product development (R&D), commercial execution and operational excellence. During Mr. Hunt’s tenure as CEO, Repligen’s revenue grew from approximately $63 million in 2014 to $639 million in 2023, representing an average annual growth rate of over 30% over the nine-year period.

Karen A. Dawes, current Board Chair at Repligen, stated, “Over the past two years, the Repligen Board has developed a leadership succession plan to provide for the Company’s ongoing success. Elevating Tony Hunt to Executive Chair and promoting Olivier Loeillot to CEO ensures that we will continue to have a clear strategic vision and achieve our long-term goals. Tony has been an outstanding CEO and we thank him for his leadership and continued commitment to the Company. Olivier, given his exceptional experience and the positive impact he has made since joining Repligen, is an ideal successor to Tony. The Board is confident that he will build on our strong foundation and successfully lead Repligen through the next phase of growth.”

Mr. Loeillot currently oversees the Company’s four business units and the global commercial organization. His focus since joining Repligen has been on driving the commercial and corporate key accounts strategy, participating in strategic planning and evaluating potential business development opportunities. A nearly 30-year industry veteran, Mr. Loeillot previously served for a combined 12 years with Cytiva (a Danaher company) and GE Healthcare Life Sciences. In his most recent role at Cytiva, he served as Bioprocess President from 2018 to 2022, overseeing the multi-billion dollar bioprocess portfolio from cell culture media to purification resins and including process equipment, single-use technologies and enterprise solutions. Prior to Cytiva, he worked for a combined 12 years with Lonza, advancing to Vice President Sales, Lonza Custom Manufacturing.

Olivier Loeillot, President and Chief Commercial Officer at Repligen, said, “I am delighted and honored to take on the leadership role of President and CEO. Repligen is highly regarded in the bioprocessing industry and has achieved remarkable success under Tony’s leadership. Since joining this results-focused team, I have been very impressed with the company’s culture of innovation, commitment to its employees and customers, and its drive for excellence. I look forward to working with Tony and the Board to lead this high-performing organization to an even more successful future.”

Tony J. Hunt, current CEO at Repligen, said, “It has been my privilege to lead Repligen for over nine years and execute on the vision we set to bring disruptive, high value bioprocessing technologies to market. Having known and respected Olivier for many years – and now having worked directly with him over the past months – I share the Board’s confidence that Olivier is an excellent choice for the CEO role and for the future of Repligen. As Executive Chair, I look forward to working with Olivier and focusing on corporate strategy, new product and business opportunities.”

About Repligen Corporation

Repligen Corporation is a global life sciences company that develops and commercializes highly innovative bioprocessing technologies and systems that enable efficiencies in the process of manufacturing biological drugs. We are “inspiring advances in bioprocessing” for the customers we serve; primarily biopharmaceutical drug developers and contract development and manufacturing organizations (CDMOs) worldwide. Our focus areas are Filtration and Fluid Management, Chromatography, Process Analytics and Proteins. Our corporate headquarters are located in Waltham, Massachusetts, and the majority of our manufacturing sites are in the U.S., with additional key sites in Estonia, France, Germany, Ireland, the Netherlands and Sweden. For more information about the our company see our website at www.repligen.com, and follow us on LinkedIn.

This press release may contain forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that statements in this press release which are not strictly historical statements including, without limitation, statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including risks discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update any forward-looking statements, except as required by law.

Repligen Contact:

Sondra S. Newman

Global Head of Investor Relations

(781) 419-1881

investors@repligen.com

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